Exhibit 99.1

NORTH AMERICAN TECHNOLOGIES GROUP, INC.

NATK Announces Nasdaq Staff Determination

Houston, Texas – January 28, 2005 – North American Technologies Group, Inc. announced today that it had received a Nasdaq Staff Determination indicating that the Company failed to comply with NASD requirements for continued listing, and that its securities will be delisted from the Nasdaq SmallCap Market. Those requirements include maintaining a minimum bid price for its Common Stock of $1.00 per share for 30 consecutive trading days as set forth in Marketplace Rule 4310(c)(4). The Company has requested an oral hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which should take place next month. There can be no assurance that the Panel will grant the Company’s request for continued listing.

As described in the Company’s Information Statement mailed to its stockholders on January 20, 2005, the Company has recently entered into a series of transactions which, when finalized, will result in a change of control of the Company and the settlement of all outstanding litigation between the Company and its primary lender. Since November 8, 2004, the Company has appointed Henry W. Sullivan and Joseph W. Autem as its Chief Executive Officer and Acting Chief Financial Officer, respectively. In addition, all of the members of the Company’s board of directors as of November 8, 2004 have resigned. Mr. Sullivan, Robert M. Hoyt and Kenneth Z. Scott have since been appointed to the board of directors and, on February 18, 2005, the anticipated closing date of the pending transactions, two additional members will be appointed to the board.

North American Technologies Group, Inc., through its TieTek subsidiary, has patented technology which utilizes recycled plastics, tires and other raw materials to produce railroad ties that are an alternative to wood ties. The Company’s securities are listed on the Nasdaq SmallCap Market under the symbol “NATK”.

The Company’s website is found at: www.natk.com.

Contact:	North American Technologies Group, Inc.

Henry W. Sullivan 281-847-0029